FOR IMMEDIATE RELEASE

June 6, 2007

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH CAPITAL CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ, June 6, 2007.....................Monmouth Capital Corporation (NASDAQ/MONM) (the “Company”) is pleased to announce the acquisition on June 5th of a 65,067 square foot industrial building located at 1801 North Corrington, Jackson County, Kansas City, Missouri, at a purchase price of approximately $4,700,000.  The property is net-leased to Kellogg Sales Company through July 31, 2012.

The building, which was constructed in 2002, was purchased from TAS I, LP, a Missouri limited partnership, with Steve Dunn of the Romar Company acting as dual agent for both the seller and the buyer.

The purchase of the property was financed through the issuance of a bridge loan from Two River Community Bank, Middletown, New Jersey, in the amount of $4,475,000.00.  The Company expects to close on a permanent mortgage loan from Aetna Life Insurance Company in July, 2007.

According to Eugene W. Landy, President, “The purchase of the Kansas City facility enhances our relationship with Kellogg Sales Company, and helps diversify our roster of investment grade tenants.”

The Company’s equity portfolio now consists of 14 industrial properties located in Florida, Georgia, Illinois, Ohio, Pennsylvania, Tennessee, Texas, Virginia, New Jersey, New York, Minnesota and Missouri.  In addition, the Company owns a portfolio of REIT securities.

Monmouth Capital has operated as a public company since 1961, and is part of a family of REITS including UMH Properties, Inc. (AMEX:UMH - News), which invests in manufactured home communities and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA – News), which invests in net-leased industrial properties on long-term leases to investment grade tenants.

On March 26, 2007, the Company announced a proposed strategic transaction to combine with Monmouth Real Estate Investment Corporation.  Following the merger, the combined company will remain headquartered in Freehold, New Jersey, and will be managed by the management team that currently manages both MNRTA and the Company.  Closing of the transaction is expected to occup during the third calendar quarter of 2007.  Closing of the transaction is subject to customary closing conditions, including approval of the transaction by the stockholders of the Company and MNRTA.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger transaction, the Company and MNRTA have filed a joint proxy statement/prospectus as part of a registration statement regarding the proposed merger with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND MNRTA AND THE PROPOSED MERGER.  Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus, and other documents filed by the Company and MNRTA with the SEC, at the SEC’s website at www.sec.gov.  The definitive joint proxy statement/prospectus and other relevant documents may also be obtained free of charge from the Company and MNRTA by directing such request to either company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, Attention:  Susan Jordan.  Investors and security holders are urged to read the definitive joint proxy statement/prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

The Company and MNRTA and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company and MNRTA in connection with the merger.  Information about the Company and MNRTA and their respective directors and executive officers is set forth in the respective annual proxy statements and Annual Reports on Form 10-K for the Company and MNRTA, which can be found on the SEC’s website at www.sec.gov.  Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

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